Exhibit 99.1

STATE AUTO FINANCIAL ELECTS NEW CHAIRMAN AND CEO

CONTACT:

Terrence Bowshier

(614) 464-5078

COLUMBUS, Ohio — February 10, 2006 — State Auto Financial Corporation (NASDAQ:STFC) today announced that it elected Robert P. Restrepo, Jr. as Chairman and Chief Executive Officer, effective immediately. He was elected to the same offices by the board of directors of State Automobile Mutual Insurance Company, STFC’s parent. He was also elected to the board of directors of both companies. Mr. Restrepo’s election completes the process of choosing a successor to Robert H. Moone, who last May announced his decision to retire in May of 2006.

Bob Restrepo comes to STFC with a broad and deep background in the property casualty insurance industry encompassing both national and regional companies and consistently demonstrating a strong commitment to the independent agency system. His varied experience includes senior executive roles at Aetna, Travelers, Hanover, and most recently with Main Street America Group in Jacksonville, FL. A graduate of Yale University, Bob has also served on a number of industry and community boards including the American Insurance Association where he was Chairman in 2003. The board of directors of STFC believes that Bob has shown strong leadership and has produced positive financial results throughout his career. He is well matched for the platform and potential that STFC has built.

Robert Moone, the outgoing CEO and Chairman, who will remain as President until March 3, and as an employee of STFC until his retirement in May of 2006, expressed confidence in his successor to lead STFC and its affiliates in continuing to build shareholder value and grow the Companies, saying: “In Bob Restrepo the boards have identified a proven executive with a broad base of industry knowledge and involvement. I will assist Bob in any way I can as he undertakes his new responsibilities at State Auto.”

The new Chairman and CEO of State Auto indicated, “I appreciate the confidence the boards of directors have placed in me and I understand what’s required to continue State Auto’s remarkable record and build on the great legacy Bob Moone has given us all. Together with State Auto’s boards, employees and agents, I know we can deliver the products, systems and services that will differentiate us in the marketplace and distinguish us in the eyes of all our stakeholders. We will both build on the past and face the future with energy, intelligence and a commitment to excellence.’”

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a regional property and casualty insurance holding company engaged primarily in writing both personal and commercial lines of insurance. The company markets its products through nearly 22,000 independent insurance agents associated with more than 3,100 agencies in 26 central and eastern states, excluding New York, New Jersey and the New England states. The company was named Best

Managed Insurance Company for 2006 by Forbes magazine and is one of only 314 publicly traded companies to earn the Mergent Award for having increased its dividends for ten or more years in succession. The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. Additional information on the company can be found on its web page at www.STFC.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.